EXHIBIT 10.1

SUBSCRIPTION AGREEMENT

BETWEEN

CRIMSON EXPLORATION INC.

AND

AMERICA CAPITAL ENERGY CORPORATION

DATED AS OF SEPTEMBER 24, 2010

TABLE OF CONTENTS

ARTICLE I THE COMMON SHARES; THE OPTION	1
Section 1.01	Issuance, Sale and Delivery of Shares to Purchaser	1
Section 1.02	Effectiveness; Closing	2

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY	2
Section 2.01	Organization, Qualifications and Corporate Power	2
Section 2.02	Authorization; No Conflict; No Violation	2
Section 2.03	Consents and Approvals	3
Section 2.04	Validity	3
Section 2.05	Authorized Capital Stock	4
Section 2.06	Reports and Financial Statements	4
Section 2.07	No Undisclosed Liabilities	5
Section 2.08	Subsequent Events	5
Section 2.09	Litigation; Compliance with Law	5
Section 2.10	Intellectual Property	6
Section 2.11	Real Property	6
Section 2.12	Insurance	6
Section 2.13	Taxes	6
Section 2.14	Agreements	6
Section 2.15	Offering of the Common Shares, Option and Preferred Shares	7
Section 2.16	Brokers; Financial Advisors	7
Section 2.17	Environmental and Safety Laws	7
Section 2.18	Employee Benefits	7
Section 2.19	Oil and Gas Properties	8
Section 2.20	Marketing of Production	8

ARTICLE III REPRESENTATIONS, WARRANTIES AND COVENANTS OF PURCHASER	8
Section 3.01	Investment Representations and Warranties	8
Section 3.02	Organization, Qualifications and Corporate Power	9
Section 3.03	Authorization; No Conflict; No Violation	10
Section 3.04	Consents and Approvals	10
Section 3.05	Validity	10
Section 3.06	Financing	10
Section 3.07	Solvency	11
Section 3.08	Brokers; Financial Advisors	11
Section 3.09	Certain Covenants of Purchaser	11

ARTICLE IV ADDITIONALAGREEMENTS	12
Section 4.01	Confidentiality	12
Section 4.02	Notification of Certain Matters	12
Section 4.03	Regulatory and Other Authorizations; Notices and Consents	12
Section 4.04	Public Announcements	13
Section 4.05	IRS Forms	13

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Section 4.06	Certain Approvals	13
Section 4.07	Fees and Expenses	14
Section 4.08	Registration Rights Agreement	14

ARTICLE V CONDITIONS TO THE OBLIGATIONS OF PURCHASER AND THE COMPANY	14
Section 5.01	Conditions to Purchaser’s Obligations at the Closing	14
Section 5.02	Conditions to the Company’s Obligations at the Closing	15

ARTICLE VI INDEMNIFICATION	16
Section 6.01	Survival	16
Section 6.02	Indemnity	16

ARTICLE VII MISCELLANEOUS	17
Section 7.01	Brokerage	17
Section 7.02	Parties in Interest	18
Section 7.03	Specific Performance	18
Section 7.04	Further Assurances	18
Section 7.05	Arbitration	18
Section 7.06	Notices	19
Section 7.07	Governing Law	20
Section 7.08	Entire Agreement	21
Section 7.09	Counterparts	21
Section 7.10	Amendments and Waivers	21
Section 7.11	Successors and Assigns	21
Section 7.12	Severability	21
Section 7.13	Titles and Subtitles	22
Section 7.14	Adjustments for Stock Splits, Etc.	22
Section 7.15	Aggregation of Stock	22
Section 7.16	Construction	22
Section 7.17	Remedies	22
Section 7.18	Assignment	23
Section 7.19	Certain Defined Terms	23

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This SUBSCRIPTION AGREEMENT (this “Agreement”), is executed as of September 24, 2010, to be effective according to Section 1.02(a), by and between Crimson Exploration Inc., a Delaware corporation (the “Company”), and America Capital Energy Corporation, a New York corporation (the “Purchaser”).  Certain capitalized terms used herein are defined in Section 7.19 of this Agreement.

RECITALS

WHEREAS, the Company wishes to issue and sell to Purchaser, and Purchaser desires to purchase, (i) shares of the Company’s authorized but unissued shares of common stock, par value US$0.001 per share (the “Common Stock”) and (ii) an option (the “Option”) to acquire a newly created class of preferred stock having the rights and preferences as summarized on Exhibit A (the “Preferred Stock”), in each case on the terms and conditions set forth in this Agreement;

WHEREAS, Purchaser has disclosed to the Company that, while it has no current arrangements, understandings or agreements to do so,  Purchaser may from time to time purchase additional shares of the Company’s common stock for investment purposes through open market purchases, negotiated private acquisitions or otherwise.

NOW, THEREFORE, in consideration of the premises, representations, warranties and the mutual covenants contained in this Agreement, the parties agree as follows:

ARTICLE I

THE COMMON SHARES; THE OPTION

Section 1.01 Issuance, Sale and Delivery of Shares to Purchaser.

(a)           On the terms and subject to the conditions of this Agreement the Company shall issue and sell to Purchaser, and Purchaser shall purchase from the Company, (i) 4,250,000 shares of the Common Stock (the “Common Shares”) and (ii) the Option to acquire an additional 1,750,000 shares of the Preferred Stock (the “Preferred Shares”) which shall be automatically convertible into a like number of shares of Common Stock as described herein, for an aggregate cash payment of US$21,250,000 (the “Purchase Price”).  The Common Shares and the Option will be issued and sold to Purchaser on the Closing Date, and the Purchase Price will be paid on the Closing Date as set forth in Section 1.02.

(b)           The Option shall be exercisable in full and not in part by Purchaser for a period beginning on the date of the Closing and ending on and including the 60 calendar days from the Closing Date (the “Exercise Period”).  Subject to such additional requirements for exercise as may be set forth in the Option Agreement (as defined below), Purchaser may exercise the Option during the Exercise Period by providing to the Company written notice of exercise in accordance with Section 7.06 together with delivery of a cash payment of US$8,750,000 in immediately available funds to the Deposit Account (as defined in the Deposit Agreement) of the Company.  For the avoidance of doubt, after the expiration of the Exercise Period, the Option shall lapse and shall no longer be exercisable by Purchaser. Upon valid exercise of the Option,  (i) the Preferred Shares will be deemed issued and sold to Purchaser and (ii) the Company shall promptly issue and deliver to Purchaser a stock certificate or certificates in definitive form, registered in the name of Purchaser, representing the Preferred Shares (or if such Preferred Shares have automatically converted to shares of Common Stock, such shares of Common Stock), bearing such restrictive legends as may be customarily required under United States securities laws.

Section 1.02 Effectiveness; Closing.

(a)           This Agreement shall become effective at the time the conditions to each party’s obligations to consummate the Closing as set forth in Article V have been satisfied or, with respect to such conditions which by their terms must be satisfied at the Closing, the time in which each party is capable of performing such conditions.

(b)           The closing of the issuance and sale of the Common Shares and the Option (the “Closing”) shall take place at the offices of Vinson & Elkins LLP in Houston, Texas on the date (such date, the “Closing Date”) determined pursuant to Section 1(a) of the Deposit Agreement, dated September 24, 2010, by and between the Company and Purchaser (the “Deposit Agreement”).

                                 ARTICLE II

                                                                                                      REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Purchaser that, as of the Closing Date:

                                                                                Section 2.01 Organization, Qualifications and Corporate Power.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is duly licensed or qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it requires such licensing or qualification, except as such failures, individually or in the aggregate, would not reasonably be expected to cause a Material Adverse Change.  The Company has full corporate power and authority to own and hold its properties and to carry on its business as now conducted, except as such failures, individually or in the aggregate, would not reasonably be expected to cause a Material Adverse Change, and to execute, deliver and perform each Transaction Document to which it is a party, and to issue, sell and deliver the Common Shares, the Option and the Preferred Shares.

                                                                                Section 2.02 Authorization; No Conflict; No Violation.  The Company’s execution and delivery of each Transaction Document to which it is a party and performance of its obligations thereunder, and the issuance, sale and delivery of the Common Shares, the Option and the Preferred Shares, have been duly authorized by all requisite corporate action and will not (a) result in a violation of the Certificate of Incorporation of the Company filed with the Delaware Secretary of State on June 13, 2005, as amended by (i) the Certificate of Designation of Series D Preferred Stock of the Company, par value US$0.01 per share (the “D Shares”), filed with the Delaware Secretary of State on June 27, 2005, (ii) the Certificate of Designation of Series E Cumulative Convertible Preferred Stock of the Company, par value US$0.01 per share (the “E Shares”),  filed with the Delaware Secretary of State on June 27,

2005, (iii) the Certificate of Designation of Series G Convertible Preferred Stock of the Company, par value US$0.01 per share (the “G Shares”), filed with the Delaware Secretary of State on June 27, 2005, as amended and restated in its entirety by that certain Certificate of Amendment filed with the Delaware Secretary of State on December 8, 2009, (iv) the Certificate of Designation of Series H Convertible Preferred Stock of the Company, par value US$0.01 per share (the “H Shares”), filed with the Delaware Secretary of State on June 27, 2005, (v) the Certificate of Ownership and Merger Merging GulfWest Energy Inc., a Texas corporation, into the Company, filed with the Delaware Secretary of State on June 28, 2005, and (vi) the Certificate of Amendment of Certificate of Incorporation of the Company filed with the Delaware Secretary of State on September 15, 2006 (as amended, the “Charter”) or the Company’s Bylaws, as amended to the date of this Agreement (the “Bylaws”), (b) result in a violation of any applicable law, rule or regulation, or any order, injunction, judgment or decree of any court or other agency of government, (c) conflict with, result in a breach of, or constitute (or, with due notice or lapse of time or both, would constitute) a default under, or give rise to any right of termination, acceleration or cancellation under, any material indenture, agreement, contract, evidence of indebtedness, note, lease or other instrument to which the Company or any of its properties or assets is bound and filed as an exhibit to any of the Company SEC Documents, (d) result in the creation or imposition of any Lien upon the Company or any of the Company’s properties or assets or (e) require any consent, approval, notification, waiver or other similar action from any third party, except as such violation, conflict, breach, default, right, Lien or failure would not, individually or in the aggregate, in the case of (b), (c), (d) or (e), be reasonably expected to cause a Material Adverse Change and as would not, individually or in the aggregate, prevent consummation of any of the transactions contemplated hereby or otherwise prevent the Company from performing its obligations under the Transaction Documents to which it is a party.

                                                                               Section 2.03 Consents and Approvals.  Subject to the accuracy of Purchaser’s representations and warranties set forth in Article III, no registration or filing with, or consent or approval of or other action by, any federal, state or other governmental agency or instrumentality or any third party is or will be necessary for the Company’s valid execution, delivery and performance of the Transaction Documents to which it is a party and the issuance, sale and delivery of the Common Shares, the Option or the Preferred Shares, other than (a) those which have previously been obtained or made, (b) those which are required to be made under federal or state securities laws, which will be obtained or made, and will be effective within the time periods required by law, and (c) as would not, individually or in the aggregate, prevent consummation of any of the transactions contemplated hereby or otherwise prevent the Company from performing its obligations under the Transaction Documents to which it is a party.

                                                                               Section 2.04 Validity.  Each Transaction Document to which the Company is a party has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except as may be limited by (a) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and (b) the effect of rules of law governing the availability of equitable remedies.

Section 2.05 Authorized Capital Stock.

(a) As of the date hereof, the Company’s authorized capital stock consists of 200,000,000 shares of Common Stock, 38,822,859 shares of which were outstanding on July 30, 2010, and 10,000,000 shares of Preferred Stock, par value US$0.01 per share, (i) 12,000 shares of which have been designated D Shares, none of which are outstanding, (ii) 9,000 shares of which have been designated E Shares, none of which are outstanding, (iii) 81,000 shares of which have been designated G Shares, none of which are outstanding, and (iv) 6,500 shares of which have been designated H Shares, none of which are outstanding.  Except as disclosed in the Company SEC Documents, all the shares of capital stock of each Subsidiary of the Company are owned directly by the Company or a wholly owned Subsidiary of the Company.  Except as set forth in the Company SEC Documents or the Charter: (i) no subscription, warrant, option, convertible security, or other right (contingent or other) to purchase or otherwise acquire equity securities of the Company is authorized or outstanding and (ii) there is no commitment by the Company to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset.  Except as set forth in the Company SEC Documents, the Company has no obligation (contingent or other) to purchase, repurchase, redeem, retire or otherwise acquire any of its equity securities or any interest therein or to pay any dividend or make any other distribution in respect thereof.  To the Company’s knowledge, except as set forth in the Company SEC Documents, there are no voting trusts or agreements, shareholders’ agreements, pledge agreements, buy-sell agreements, rights of first refusal, preemptive rights or other similar rights or proxies relating to any of the Company’s securities, or agreements relating to the issuance, sale, redemption, transfer or other disposition of the Company’s securities.  All of the outstanding securities of the Company were issued in compliance with all applicable federal and state securities laws.

(b) The Common Shares and the Preferred Shares have been duly authorized and, when issued in accordance with this Agreement and the Option Agreement, will be duly and validly issued, fully paid and nonassessable shares of the applicable sort and will be free and clear of all Liens, other than Liens that were created by Purchaser and restrictions on transfer imposed by the Transaction Documents, the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities laws.  The issuance, sale and delivery of the Common Shares and the Preferred Shares is not subject to any preemptive right of the Company’s shareholders or to any right of first refusal or other right in favor of any Person.

                                                                               Section 2.06 Reports and Financial Statements.  As of their respective filing dates, the reports, registration statements and other documents the Company has filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for all periods subsequent to December 31, 2005, all in the form so filed (collectively the “Company SEC Documents”) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and no Company SEC Document filed under the Exchange Act contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed document with the SEC.  No Company SEC Document filed under the Securities Act contained an untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading at the time such Company SEC Documents became effective under the Securities Act.  The Company’s financial statements, including the notes thereto, included in the Company SEC Documents (the “Financial Statements”) comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles consistently applied (“GAAP”) and present fairly the Company’s consolidated financial position at the dates thereof and of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal audit adjustments). Since the date of the most recent Company SEC Document, the Company has not effected any change in any method of accounting or accounting practice, except for any such change required because of a concurrent change in GAAP.  Since January 1, 2009, the Company has timely filed all material reports, registration statements and other filings required by the SEC.  Notwithstanding the foregoing, the Company makes no representations or warranties with respect to any information provided by Purchaser for inclusion in any Company SEC Documents.

                                                                                Section 2.07 No Undisclosed Liabilities.  Except as set forth in the Company SEC Documents, the Company has no liabilities (whether accrued, absolute, contingent or otherwise, known or unknown, and whether due or to become due or asserted or unasserted), except (a) liabilities provided for in the Financial Statements, (b) liabilities (including accounts payable) incurred since December 31, 2009 (the “Audited Balance Sheet Date”) in the ordinary course of business consistent with past practice and (c) such other liabilities that would not reasonably be expected to cause a Material Adverse Change.

                                                                                Section 2.08 Subsequent Events.  Since June 30, 2010 and except as disclosed in the Company SEC Documents, there has been no Material Adverse Change nor, to the Company’s knowledge, has any event occurred which could reasonably be expected to result in any Material Adverse Change.

Section 2.09 Litigation; Compliance with Law.

(a) Except as set forth in the Company SEC Documents, there is no (i) action, suit, claim, proceeding or investigation pending or, to the Company’s knowledge, threatened, against or affecting the Company or its properties or assets, at law or in equity, or before or by any federal, state, municipal or other governmental body, department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) arbitration proceeding pending or, to the Company’s knowledge, threatened, against or affecting the Company or its properties or assets or (iii) governmental inquiry pending or, to the Company’s knowledge, threatened, against or affecting the Company or its properties or assets, and to the Company’s knowledge, there is no basis for any of the foregoing, except for such proceedings, investigations or inquiries as would not, individually or in the aggregate, reasonably be expected to cause a Material Adverse Change.  The Company is not in default with respect to any order, writ, judgment, injunction or decree known to or served upon the Company of any court or of any federal, state, municipal or other governmental body, department, commission, board, bureau, agency or instrumentality, domestic or foreign, except for such defaults as would not, individually or in the aggregate, reasonably be expected to cause a Material Adverse Change.  There is no action, suit, proceeding or investigation by the Company pending, threatened or contemplated against others, except for such actions, suits, proceedings or investigations as would not, individually or in the aggregate, reasonably be expected to cause a Material Adverse Change.

(b) The Company has complied, in all material respects, with all material laws, rules, regulations and orders applicable to its business, operations, properties, assets, products and services, the Company has all necessary permits, licenses and other authorizations required to conduct its business as conducted and as proposed to be conducted and the Company has been operating its business pursuant to and in compliance with the terms of all such permits, licenses and other authorizations in all material respects, except, in each case, as such failures would not, individually or in the aggregate, be reasonably be expected to cause a Material Adverse Change.

                                                                                Section 2.10 Intellectual Property.  The Company owns, or possesses adequate rights to use, all material patents and patent rights, seismic data, well log data, inventions, processes, formulae, copyrights and copyright rights, trade dress, business and product names, logos, slogans, trade secrets, industrial models, processes, designs, methodologies, computer programs (including all source codes) and related documentation, technical information, manufacturing, engineering and technical drawings, know-how, concepts and all pending applications for and registrations of patents, trademarks, service marks and copyrights (together, “Intellectual Property”) used in its business as currently conducted.  To the Company’s knowledge, the Company’s use of such Intellectual Property in its business as currently conducted does not infringe upon any rights any other Person owns or holds.

                                                                                Section 2.11 Real Property.  Except for interests in Oil and Gas Properties and incidental real property interests held in connection with its oil and gas operations, the Company owns no real property.

                                                                                Section 2.12 Insurance.  All material policies of insurance of any kind or nature of the Company, including policies of fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, workers’ compensation and employee health and welfare insurance, are in full force and effect and are of a nature and provide such coverage as is customarily carried by businesses of the size and character of the Company.  The Company has not been refused insurance for any material coverage for which it had applied or had any policy of insurance terminated (other than at its request).

                                                                                Section 2.13 Taxes.  The Company has accurately and timely filed all material federal, state, county and local tax returns and reports required to be filed by it within the applicable period, and the Company has paid all taxes shown to be due by such returns.  Such returns and reports are true and correct in all material respects.  The Company has established adequate reserves on the Financial Statements for all taxes accrued but not yet payable with respect to the periods covered by such Financial Statements.  All material tax elections of any type that the Company has made as of the date hereof are set forth in the Financial Statements.

                                                                                Section 2.14 Agreements.  Except as set forth in the Company SEC Documents, the Company has received no notice of default and is not in default (or, with due notice or lapse of time or both, would be in default) under any material agreement to which it is a party filed as an exhibit to the Company SEC Documents, except such defaults under such agreements which, individually or in the aggregate, would not be reasonably be expected to cause a Material Adverse Change.

                                                                                Section 2.15 Offering of the Common Shares, Option and Preferred Shares. Assuming, with respect to the Common Shares and the Preferred Shares, the accuracy of Purchaser’s representations and warranties set forth in Article III, the Company has complied with all applicable federal and state securities laws in connection with the offer, issuance and sale of the Common Shares, the Option and the Preferred Shares.  Neither the Company nor any Person acting on its behalf has taken any other action (including any offer, issuance or sale of any security of the Company under circumstances which might require the integration of such security with the Common Shares, the Option or the Preferred Shares under the Securities Act or the rules and regulations of the SEC promulgated thereunder), in either case so as to subject the offering, issuance or sale of the Common Shares, the Option or the Preferred Shares to the registration provisions of the Securities Act.  Neither the Company nor any Person acting on its behalf has offered the Common Shares, the Option or the Preferred Shares to any Person by means of general or public solicitation or general or public advertising, such as by newspaper or magazine advertisements, by broadcast media, or at any seminar or meeting whose attendees were solicited by such means.

                                                                                Section 2.16 Brokers; Financial Advisors.  No agent, broker, investment banker, finder, financial advisor or other Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee from the Company, directly or indirectly, in connection with the transactions contemplated by the Transaction Documents to which it is party, and no Person is entitled to any fee or commission or like payment from the Company in respect thereof based in any way on agreements, arrangements or understandings made by or on the Company’s behalf.

                                                                                Section 2.17 Environmental and Safety Laws.  The Company, the operation of its business, and any real property that the Company owns, leases or otherwise occupies or uses (the “Premises”) are in compliance with all applicable Environmental Laws, except as such non-compliance would not, individually or in the aggregate, reasonably be expected to cause a Material Adverse Change. The Company has obtained and is maintaining in full force and effect all material permits, licenses and approvals required by all Environmental Laws applicable to the Premises and the business operations conducted thereon and is in compliance with all such permits, licenses and approvals, except as such non-compliance would not, individually or in the aggregate, reasonably be expected to cause a Material Adverse Change.  Except as permitted by all Environmental Laws, the Company has not caused or allowed a release, or a threat of release, of any Hazardous Substance onto, at or near the Premises, except as such event would not, individually or in the aggregate, reasonably be expected to cause a Material Adverse Change.  The term “Environmental Laws” means any federal, state or local law or ordinance or regulation pertaining to the protection of human health or the environment. The term “Hazardous Substances” includes oil, gas and other hydrocarbons, asbestos, polychlorinated biphenyls, urea formaldehyde and any materials classified as hazardous or toxic under any Environmental Laws.

                                                                               Section 2.18 Employee Benefits.  For each employment agreement, consulting agreement with individuals, deferred compensation, incentive compensation, stock option or other equity-based stock award, pension, or retirement welfare benefit (including group insurance) plan or agreement whether or not subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or bonus, incentive or profit-sharing plan or arrangement, other than oral at-will employment agreements that is intended to satisfy the provisions of Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), (i) the Company has obtained a favorable determination letter from the Internal Revenue Service to such effect, (ii) to the knowledge of the Company, none of the determination letters has been revoked by the Internal Revenue Service, (iii) no such employee pension benefit plan is subject to Title IV of ERISA or Section 412 of the Code, and (iv) no prohibited transaction within the meaning of Section 406 of ERISA has occurred with respect to any employee pension benefit plan and no tax has been imposed pursuant to Section 4975 of the Code in respect thereof, except in each case as would not reasonably be expected to cause a Material Adverse Change.

                                                                                Section 2.19 Oil and Gas Properties.  The Company has defensible title to all of the oil, gas and other mineral properties owned, or otherwise held in the name of, the Company (collectively, the “Oil and Gas Properties”), free and clear of all Liens and defects other than Permitted Encumbrances or as such failures would not, individually or in the aggregate, reasonably be expected to cause a Material Adverse Change.  All proceeds from the sale of the Company’s share of the hydrocarbons being produced from its oil and gas properties are currently being paid in full to such party by the purchasers thereof on a timely basis and none of such proceeds are currently being held in suspense by such purchaser or any other party other than in immaterial amounts.

                                                                                Section 2.20 Marketing of Production.  There exist no material agreements for the sale of production from the leasehold and other interests in the Oil and Gas Properties (including calls on, or other rights to purchase, production, whether or not the same are currently being exercised) other than (i) agreements or arrangements pertaining to the sale of production at a price equal to or greater than a price that is the market price from time to time existing in the areas where the Oil and Gas Properties subject to such agreement or arrangement are located and (ii) agreements or arrangements that are cancelable on 90 days notice or less without penalty or detriment.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND COVENANTS OF PURCHASER

Purchaser represents and warrants to the Company that, as of the Closing Date:

Section 3.01 Investment Representations and Warranties.

(a) Purchaser is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act.

(b) Purchaser has sufficient knowledge and experience in investing in companies similar to the Company in terms of the Company’s stage of development so as to be able to evaluate the risks and merits of its investment in the Company and it is able financially to bear the risks thereof.

(c) Based on the terms of this Agreement and in reliance on the representations and warranties of the Company herein, Purchaser has received all the information it considers necessary or appropriate for deciding whether to purchase the Common Shares, the Option and the Preferred Shares.  Purchaser has conducted all due diligence and has received or has had full access to all the information it considers necessary or appropriate to enter into this Agreement and consummate the transactions contemplated hereby, and to make an informed investment decision with respect to the Common Shares, the Option and the Preferred Shares to be issued to Purchaser.  Purchaser further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Common Shares, the granting of the Option and the offering of the Preferred Shares and to obtain additional information necessary to verify any information furnished to Purchaser or to which Purchaser had access.  The foregoing, however, does not in any way limit or modify the representations and warranties made by the Company in Article II.

(d) The Common Shares and the Preferred Shares to be issued to Purchaser, and the Option to be granted to Purchaser, are being acquired for its own account for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act.  There are no other agreements, arrangements or understandings pursuant to which Purchaser has agreed to purchase shares of the Company’s Common Stock.

(e) Purchaser understands that (i) neither of the Common Shares, the Option nor the Preferred Shares have not been registered under the Securities Act because of their issuance in a transaction exempt from the registration requirements of the Securities Act, (iii) the Common Shares, the Preferred Shares and the shares of Common Stock issuable upon conversion of the Preferred Shares can only be disposed of if such disposition is either registered under the Securities Act or is exempt from such registration, (iv) the Common Shares, the Preferred Shares and the shares of Common Stock issuable upon the conversion of the Preferred Shares will bear the legends to such effect set forth or described in Section 3.09, and (v) Purchaser may be, as a result of its due diligence investigations and negotiations for this Agreement, in possession of material non-public information concerning the Company and its subsidiary, their assets, operations and financial condition, and accordingly may be subject to liabilities under the Exchange Act if Purchaser, its officers, directors, affiliates and controlling persons engage in trading in securities of the Company while in possession of such material non-public information.

                                                                                Section 3.02 Organization, Qualifications and Corporate Power. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of New York.  Purchaser is duly licensed or qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it requires such licensing or qualification, except as such failures, individually or in the aggregate, would not reasonably be expected to cause a material adverse change in the business, operations, assets, liabilities, properties or condition (financial or otherwise) or results of operations of Purchaser.  Purchaser has full corporate power and authority to own and hold its properties and to carry on its business as now conducted, except as such failures, individually or in the aggregate, would not reasonably be expected to cause a material adverse change in the business, operations, assets, liabilities, properties or condition (financial or otherwise) or results of operations of Purchaser, and to execute, deliver and perform each Transaction Document to which it is a party.

                                                                                Section 3.03 Authorization; No Conflict; No Violation.  Purchaser’s execution and delivery of each Transaction Document to which it is a party and performance of its obligations thereunder has been duly authorized by all requisite corporate action and, assuming the registrations, approvals, filings, consents and other actions contemplated by Section 3.04 are obtained or made, will not (v) result in a violation of Purchaser’s organizational documents, (w) result in a violation of any applicable law, rule or regulation, or any order, injunction, judgment or decree of any court or other agency of government, (x) conflict with, result in a breach of, or constitute (or, with due notice or lapse of time or both, would constitute) a default under, or give rise to any right of termination, acceleration or cancellation under, any material indenture, agreement, contract, license, arrangement, understanding, evidence of indebtedness, note, lease or other instrument to which Purchaser or any of its properties or assets is bound, (y) result in the creation or imposition of any Lien upon Purchaser or any of Purchaser’s properties or assets or (z) require any consent, approval, notification, waiver or other similar action from any third party, except as such violation, conflict, breach, default, right, Lien or failure would not, individually or in the aggregate, in the case of (w), (x), (y) or (z), be reasonably expected to cause a material adverse change in the business, operations, assets, liabilities, properties or condition (financial or otherwise) or results of operations of Purchaser and as would not, individually or in the aggregate, prevent consummation of any of the transactions contemplated hereby or otherwise prevent Purchaser from performing its obligations under the Transaction Documents to which it is a party.

                                                                                Section 3.04 Consents and Approvals.  No registration or filing with, or consent or approval of or other action by, any federal, state or other governmental agency or instrumentality or any third party is or will be necessary for Purchaser’s valid execution, delivery and performance of the Transaction Documents to which it is a party other than (a) those which have previously been obtained or made, (b) those which are required to be made under federal or state securities laws, which will be obtained or made, and will be effective within the time periods required by law, and (c) as would not, individually or in the aggregate, prevent consummation of any of the transactions contemplated hereby or otherwise prevent Purchaser from performing its obligations under the Transaction Documents to which it is a party.

                                                                                Section 3.05 Validity.  Each Transaction Document to which Purchaser is a party has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms except as may be limited by (a) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and (b) the effect of rules of law governing the availability of equitable remedies.

                                                                                Section 3.06 Financing.  Purchaser has sufficient cash, available lines of credit or other sources of immediately available funds (in United States dollars), exclusive of any cash, lines of credit or other sources related directly or indirectly to, or associated or affiliated with, the People’s Republic of China or any Person or Governmental Entity related directly or indirectly to, or associated or affiliated with, the People’s Republic of China, to enable it to pay the applicable portion of the Purchase Price in good funds at the Closing if, as and when payable.

                                                                                Section 3.07 Solvency.  Purchaser is not entering into the transaction contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors.  Assuming that the representations and warranties of the Company contained in this Agreement are true and correct in all material respects, on the Closing Date and after giving effect to the transactions contemplated by this Agreement, each of the representations in the following clauses (a)-(d) will be true and correct:  (a) the sum of the Company’s debts, including contingent and unliquidated debts, will not be greater than the Company’s property, at a fair valuation; (b) the present fair salable value of the Company’s assets will not be less than the amount required to pay its probable liability on its existing debts, including contingent and unliquidated debts, as they become absolute and matured; (c) the Company will not have unreasonably small capital with which to conduct any business in which it is or is about to become engaged; and (d) the Company will not intend to incur, and will not believe and should not reasonably believe that it will incur, debts beyond its ability to pay as they mature.

                                                                                Section 3.08 Brokers; Financial Advisors.  No agent, broker, investment banker, finder, financial advisor or other Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee from Purchaser, directly or indirectly, in connection with the transactions contemplated by the Transaction Documents to which it is a party, and no Person is entitled to any fee or commission or like payment from Purchaser in respect thereof based in any way on agreements, arrangements or understandings made by or on Purchaser’s behalf.

Section 3.09 Certain Covenants of Purchaser.

(a) Without in any way limiting the representations set forth in Section 3.01, Purchaser agrees not to make any disposition of all or any portion of the Common Shares, the Preferred Shares or any shares of Common Stock issuable upon the conversion of the Preferred Shares unless and until:

                      (i) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

                      (ii) Purchaser has notified the Company of the proposed disposition and has furnished the Company with (A) a statement of the circumstances surrounding the proposed disposition and (B) an opinion of counsel that such security can be freely transferred without such registration statement being in effect and that such transfer will not jeopardize the exemption or exemptions from registration pursuant to which the Company issued the Common Shares and the Preferred Shares.

(b) Accordingly, Purchaser acknowledges that the certificates evidencing the Common Shares, the Preferred Shares and any shares of Common Stock issuable upon conversion of the Preferred Shares will bear the following legend:

The securities represented hereby have not been registered under the securities act of 1933, as amended (the “act”), or under the securities laws of certain states. These securities are subject to restrictions on transferability and resale and may not be transferred or resold except as permitted under the act and the applicable state securities laws, pursuant to registration or exemption therefrom.  The issuer of these securities may require an opinion of counsel (which may be counsel for the company) in form and substance satisfactory to the issuer to the effect that any proposed transfer or resale is in compliance with the act and any applicable state securities laws.

ARTICLE IV

ADDITIONAL AGREEMENTS

                                Section 4.01 Confidentiality.  Purchaser shall, and shall cause its Affiliates and their respective directors, officers, employees and agents to, keep confidential, not disclose in any manner and use only in connection with the transactions contemplated by this Agreement all data and information obtained by them from the Company and the Subsidiaries and their respective directors, officers, employees, auditors and agents (other than data or information that is or becomes ascertainable from public or published information or trade sources, except as a result of disclosure by Purchaser in violation of this Section 4.01) (“Confidential Information”) and shall insure that such Affiliates, directors, officers, employees and agents do not disclose Confidential Information to third parties, other than in connection with the transactions contemplated by this Agreement, or make any public release or announcement containing any Confidential Information, without the prior written consent of the Company, unless disclosure of Confidential Information is required by law or any order, decree or ruling by a Governmental Entity.

                                                                                Section 4.02 Notification of Certain Matters.  The Company shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to the Company, of any failure of the Company or Purchaser, as the case may be, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 4.02 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                                                                                Section 4.03 Regulatory and Other Authorizations; Notices and Consents.  Each of Purchaser and the Company shall use its reasonable best efforts to obtain all authorizations, consents, orders and approvals of all Governmental Entities and officials or other third parties that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, the Transaction Documents to which it is a party and will cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, orders and approvals.

                                                                               Section 4.04 Public Announcements.  Purchaser and the Company agree that no public release or announcement concerning the transactions contemplated by this Agreement shall be issued by any party or any of such party’s Affiliates without the prior consent of the Company or Purchaser, as the case may be, (which consent shall not be unreasonably withheld), except as such release or announcement may be required by law, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

                                                                                Section 4.05 IRS Forms.  On the Closing Date, Purchaser shall execute and deliver to the Company (i) if it is not a “United States person” (as such term is defined in Section 7701(a)(30) of the Code), two original copies of the applicable Internal Revenue Service Form W-8 or other applicable form, certificate or document prescribed by the United States Internal Revenue Service certifying as to such Purchaser’s entitlement to an exemption from or entitlement to a reduced rate of withholding or deduction of taxes and (ii) if it is a “United States person” (as such term is defined in Section 7701(a)(30) of the Code), two original copies of Internal Revenue Service Form W-9 (or substitute or successor form).

Section 4.06 Certain Approvals.

(a) In the event any Governmental Entity determines to conduct an investigation of the transactions contemplated by this Agreement at any time, including after the Closing, each of the Company and Purchaser shall use their respective reasonable best efforts to comply with any reasonable requests of such Governmental Entity, include providing in accordance with relevant regulatory timeframes any information requested by such Governmental Entity in connection with its review of the transactions contemplated hereby.  With respect to the Company, such reasonable best efforts shall include compliance with any reasonable request from any Governmental Entity or Purchaser, including assistance in Purchaser’s compliance with any mitigation or remediation requirements that may be imposed by such Governmental Entity, provided that such compliance and assistance is in the best interest of the Company and consistent with the fiduciary duties of the Company’s officers and Board of Directors. Furthermore, such reasonable best efforts solely with respect Purchaser shall include Purchaser or Parent agreeing to any remediation or mitigation agreement with the Governmental Entity, if any, on such reasonable terms and conditions as may be required by such Governmental Entity, or to any other terms and conditions that may be imposed by such Governmental Entity, including the waiver or modification of, or amendment to, any conditions under Section 5.01 or other provisions of this Agreement for the benefit of Purchaser under this Agreement.

(b) In no event will any failure to make any necessary or voluntary filings with, or obtain any required or requested clearance or approval from, any Governmental Entity, or any consequences resulting from any of such failures, including, but not limited to, action by any Governmental Entity to suspend, modify or prohibit, or require divestment of, the transactions contemplated by this Agreement, or any remediation or mitigation agreement or other terms or conditions that  may be required by any Governmental Entity referred to in Section 4.06(a), require the Company to return any of the Purchase Price once paid to the Company.

(c) Purchaser will bear the cost of, and reimburse the Company for, any fees, expenses or other Losses associated with making any filing or obtaining any clearance or approval from any Governmental Entity or any of the other matters arising out of or referred to in this Section 4.06, including the expenses incurred necessary to implement a mitigation agreement or any other terms and conditions that may be imposed by such Governmental Entity.

                                                                                Section 4.07 Fees and Expenses.  Except as otherwise provided in the Deposit Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

                                                                                Section 4.08 Registration Rights Agreement.  Upon valid exercise of the Option by Purchaser, the Company and Purchaser agree to mutually execute and deliver a mutually acceptable registration rights agreement including the rights, covenants and terms set forth on Exhibit B attached hereto.

ARTICLE V

CONDITIONS TO THE OBLIGATIONS OF PURCHASER AND THE COMPANY

                                                                                Section 5.01 Conditions to Purchaser’s Obligations at the  Closing.  Purchaser’s obligation to purchase and pay for the Common Shares and the Option being purchased by it is, at its option, subject to the satisfaction, on or before the  Closing Date, of the following conditions, any of which may be waived in whole or in part by Purchaser:

(a) Performance.  The Company shall have performed and complied in all material respects with all agreements and covenants contained herein required to be performed or complied with by it prior to the Closing Date.

(b) Registration Rights Agreement.  The Company and Purchaser shall have approved a final form of definitive registration rights agreement pursuant to Section 4.08.

(c) Option.  The Company and Purchaser shall have executed and delivered a definitive Option Agreement (the “Option Agreement”) setting forth the terms of the Option consistent with the terms described herein.

(d) Approvals.  The Company shall have obtained any and all consents, waivers, registrations, approvals or authorizations necessary for the Company’s valid execution and delivery of this Agreement and the other Transaction Documents to which it is a party and the Company’s performance of the transactions contemplated hereby and thereby.

(e) No Injunction.  Subject to compliance by Purchaser with its obligations under Section 4.06, no Governmental Entity or any other Person shall have issued an order, injunction, judgment, decree, ruling or assessment which shall then be in effect restraining or prohibiting the completion of the transactions contemplated hereby or under any of the other Transaction Documents, nor, shall any such order, injunction, judgment, decree, ruling or assessment be pending or, to the Company’s knowledge, threatened.

(f) Filing of the Certificate of Designations. A Certificate of Designations evidencing the terms of the Preferred Stock, including the director designation right associated therewith, as set forth on Exhibit A attached hereto and authorizing sufficient shares to issue the Preferred Shares shall have been filed with the Delaware Secretary of State.

(g) Supporting Documents.  As of the Closing Date, Purchaser and its counsel shall have received copies of the following documents:

                      (i) (A) the Charter, certified as of a recent date by the Secretary of State of Delaware, and (B) a certificate of said Secretary dated as of a recent date as to the Company’s due incorporation and listing all documents of the Company on file with said Secretary and a certificate of said Secretary as to the good standing of the Company; and

                      (ii) a certificate of the Company’s Secretary dated as of the  Closing Date, certifying:  (A) that attached thereto is a true, correct and complete copy of the Bylaws as in effect on the date of such certification and that no amendments or modifications to such Bylaws have been authorized; (B) that attached thereto is a true, correct and complete copy of all resolutions adopted by the Board of Directors authorizing the execution, delivery and performance of each of the Transaction Documents, the issuance, sale and delivery of the Common Shares, and that all such resolutions are in full force and effect, have not been amended, modified or rescinded and are the only resolutions adopted in connection with the transactions contemplated by the Transaction Documents; (C) that the Charter has not been amended since the date of the last amendment referred to in the certificate delivered pursuant to clause (i)(A) above; and (D) to the incumbency and specimen signature of each officer of the Company executing any of the Transaction Documents, the stock certificates representing the Common Shares and any certificate or instrument furnished pursuant thereto, and a certification by another authorized officer of the Company as to the incumbency and signature of the officer signing the certificate referred to in this clause (ii).

                                                                                Section 5.02 Conditions to the Company’s Obligations at the  Closing.  The Company’s obligation to sell and issue the Common Shares and the Option being sold and issued by it on the Closing Date is, at its option, subject to the satisfaction, on or before the Closing Date, of the following conditions (unless such condition is required by its terms to be satisfied at or prior to the  Closing Date), any of which may be waived in whole or in part by the Company:

(a) Performance.  Purchaser shall have performed and complied in all material respects with all agreements and covenants contained herein required to be performed or complied with by it prior to or at the Closing Date.

(b) Option. The Company and Purchaser shall have executed and delivered the Option Agreement setting forth the terms of the Option.

(c) Approvals.  Purchaser shall have obtained any and all consents, waivers, registrations, approvals or authorizations necessary for Purchaser’s valid execution and delivery of this Agreement and the other Transaction Documents to which it is a party and Purchaser’s performance of the transactions contemplated hereby and thereby.

(d) No Injunction.  No Governmental Entity or any other Person shall have issued an order, injunction, judgment, decree, ruling or assessment which shall then be in effect restraining or prohibiting the completion of the transactions contemplated hereby, nor shall any such order, injunction, judgment, decree, ruling or assessment be pending or, to the Company’s knowledge, threatened.

(e) Purchase Price Paid.  Purchaser shall have paid the Purchase Price for the Common Shares and the Option to be purchased on the Closing Date to the Company as set forth in Section 1.01.

ARTICLE VI

INDEMNIFICATION

The Company covenants and agrees with Purchaser that:

                                                                                Section 6.01 Survival.  The representations and warranties of the Company and Purchaser made in this Agreement shall survive for one year from the Closing Date; provided, however, the representations and warranties of the Company set forth in Section 2.01, Section 2.02 and Section 2.05 and the representations of Purchaser set forth in Section 3.01, Section 3.02 and Section 3.03 shall survive indefinitely.  All of the covenants of the parties hereto that are intended to be performed after Closing, including Section 4.01 and Section 4.04, shall survive the Closing.

Section 6.02 Indemnity.

(a) The Company agrees to indemnify, defend and hold harmless Purchaser (and its partners (and each officer and director thereof), directors, managers, officers, members, shareholders, employees, Affiliates, agents and permitted assigns) (collectively, “Indemnified Parties”) from and against any and all losses, claims, liabilities, damages, deficiencies, costs or expenses (including interest, penalties, reasonable attorneys’ fees, disbursements and related charges and any costs or expenses that an Indemnified Party incurs to enforce its right to indemnification) (collectively, “Losses”) based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representations, warranties, covenants or agreements of the Company contained in this Agreement or any of the other Transaction Documents.  Notwithstanding the above provisions, the Company shall have no obligation to indemnify the Indemnified Parties under this Section 6.02, unless and until the Indemnified Parties incur Losses in excess of US$1,500,000 in the aggregate, at which time the Company shall be obligated to the Indemnified Parties for all such Losses in the aggregate, in excess of such aggregate, but not to exceed the Purchase Price paid to the Company, up to US$21,250,000 in total.

(b) Purchaser agrees to indemnify, defend and hold harmless the Company (and its partners (and each officer and director thereof), directors, managers, officers, members, shareholders, employees, Affiliates, agents and permitted assigns) (collectively, “Purchaser Indemnified Parties”) from and against any and all Losses based upon, arising out of or otherwise in respect of (i) any inaccuracy in or breach of any representations, warranties, covenants or agreements of Purchaser contained in this Agreement or any of the other Transaction Documents, or (ii) any failure to make any necessary filings with, or obtain any required clearance or approval from, any Governmental Entity, or any consequences resulting from any of such failures, including, but not limited to, action by any Governmental Entity to suspend, modify or prohibit, or require divestment of, the transactions contemplated by this Agreement, or any mitigation agreement or other terms or conditions that  may be required by any Governmental Entity referred to in Section 4.06(a).  Notwithstanding the above provisions, Purchaser shall have no obligation to indemnify the Purchaser Indemnified Parties with respect to any Losses incurred under clause (i) relating to any in accuracy of any representations or warranties of Purchaser contained in this Agreement unless and until the Purchaser Indemnified Parties incur Losses in excess of US$1,500,000 in the aggregate, at which time the Company shall be obligated to the Indemnified Parties for all such Losses in the aggregate, in excess of such aggregate.

(c) In addition to any other remedy provided by law, injunctive relief may be obtained to enjoin the breach, or threatened breach, of any provision of this Agreement and each party shall be entitled to specific performance by the others of their obligations hereunder and thereunder.  All remedies, either under this Agreement, by law or as may otherwise be afforded to Purchaser or the Company, as the case may be, shall be cumulative.

(d) If an Indemnified Party seeks indemnification hereunder, the Indemnified Party shall notify the Company by providing a written description of the claim and the amount of Losses asserted.  If a Purchaser Indemnified Party seeks indemnification hereunder, the Purchaser Indemnified Party shall notify Purchaser by providing a written description of the claim and the amount of Losses asserted.

(e) NO INDEMNIFYING PARTY WILL BE ENTITLED TO RECOVER FROM AN INDEMNIFYING PARTY FOR ANY LOSSES, COSTS, EXPENSES OR DAMAGES AS TO WHICH INDEMNIFICATION IS PROVIDED UNDER THIS AGREEMENT ANY AMOUNT IN EXCESS OF THE ACTUAL DAMAGES, COURT OR ARBITRATION COSTS AND REASONABLE ATTORNEY FEES SUFFERED BY SUCH PARTY, AND THE PARTIES WAIVE ANY RIGHT TO RECOVER CONSEQUENTIAL, SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR EXEMPLARY DAMANGES ARISING IN CONNECTION WITH OR WITH RESPECT TO THE INDEMNIFICATION PROVISIONS HEREOF; PROVIDED THAT SUCH WAIVER SHALL NOT APPLY TO ANY SUCH DAMAGES THAT ARE PAYABLE BY AN INDEMNIFIED PARTY IN CONNECTION WITH A THIRD PARTY CLAIM.

ARTICLE VII

MISCELLANEOUS

                                                                                Section 7.01 Brokerage.  Each party hereto will indemnify and hold harmless the others against and in respect of any claim for brokerage or other commissions relative to this Agreement or to the transactions contemplated hereby, based in any way on agreements, arrangements or understandings made or claimed to have been made by such party with any third party.

                                                                                Section 7.02 Parties in Interest.  All representations, warranties, covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.  Nothing in this Agreement shall create or be deemed to create any third-party beneficiary rights in any Person not a party to this Agreement except as provided below and except with respect to any Indemnified Parties under Section 6.02.

                                                                                Section 7.03 Specific Performance.  Each party hereto acknowledges and agrees that the other parties hereto would be irreparably damaged if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached.  Accordingly, each party hereto agrees that the other parties hereto will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to specifically enforce this Agreement and its terms and provisions in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties in the matter, subject to Section 7.05 and Section 7.07, in addition to any other remedy to which they may be entitled, at law or in equity.

                                                                                Section 7.04 Further Assurances.  The Company and Purchaser each agree to take such actions and execute and deliver such other documents or agreements as may be necessary or desirable for the implementation of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

                                                                                Section 7.05 Arbitration.  Any and all claims, counterclaims, demands, causes of action, disputes, controversies, and other matters in question arising out of or relating to this Agreement or in any way relating to the subject matter of this Agreement or the relationship between the parties hereto created by this Agreement, involving the parties hereto or their respective representatives (collectively, “Disputes”) even though all or some of the Disputes allegedly are extra-contractual in nature, whether such Disputes sound in contract, tort or otherwise, at law or in equity, under state, provincial or federal law, for damages or any other relief will be resolved as follows: first, representatives of the Company and Purchaser will meet to attempt to resolve such Dispute; provided that the foregoing shall not preclude equitable or other judicial relief to enforce the provisions hereof or to preserve the status quo pending resolution of Disputes; and provided further that resolution of Disputes with respect to claims by third Persons will be deferred until any judicial proceedings with respect thereto are concluded.  If the Dispute cannot be resolved by agreement of the parties hereto, any party may at any time make a written demand for binding arbitration of the Dispute in accordance with this Section 7.05.  Subject to the provisions of this Section 7.05, Purchaser and the Company will agree upon the rules of the arbitration prior to the arbitration and based upon the nature of the Dispute; provided that to the extent that the parties hereto cannot agree on the rules of the arbitration, then the Commercial Arbitration Rules of the American Arbitration Association in effect on the date hereof, and except as the applicable rules are modified by this Agreement, will apply.  As a minimum set of rules in the arbitration the parties hereto agree as follows: To the extent the claims asserted are in excess of US$3.0 million, the arbitration will be held before a panel of three arbitrators consisting of one arbitrator selected by Purchaser, the other selected by the Company, and the third then selected by those two arbitrators (such third arbitrator to be neutral).  If agreement cannot be reached on a third arbitrator within 30 days of the need therefor, the Chief Judge of the U.S. District Court for the Southern District of Texas shall appoint an arbitrator.  If the claims asserted are less than US$3.0 million, the Chief Judge of the U.S. District Court for the Southern District of Texas shall appoint a sole arbitrator.  All arbitrators shall be attorneys with at least ten years experience in oil and gas transactions.

(a) The arbitrator(s) will deliver their decision in writing within 20 days after the termination of the arbitration hearings.

(b) The non-prevailing party will bear the costs and fees of the arbitration.

(c) The arbitrator(s) final decision will be in writing but will not specify the basis for their decision, the basis for the damages award or the basis of any other remedy. The arbitrator(s)’ decision will be considered as a final and binding resolution of the disagreement, will not be subject to appeal and may be entered as an order in any court of competent jurisdiction in the United States; provided that this Agreement confers no power or authority upon the arbitrator(s) (i) to render any decision that is based on clearly erroneously findings of fact, (ii) that manifestly disregards the law, or (iii) that exceeds the powers of the arbitrator(s), and no such decision will be eligible for confirmation.  No party will sue the other except for enforcement of the arbitrator(s)’ decision if the other party is not performing in accordance with the arbitrator(s)’ decision. The provisions of this Agreement will be binding on the arbitrator(s).

(d) Any arbitration proceeding will be conducted on a confidential basis.

(e) Any arbitration proceeding shall be held in Houston, Texas.

Any arbitration proceeding, including discovery, shall be conducted in accordance with the Texas Rules of Civil Procedure and the Texas Rules of Evidence.

                                                                                Section 7.06 Notices.  Any notice, request, demand or other communication required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed given under this Agreement on the earliest of: (a) the date of personal delivery, (b) the date of transmission by facsimile, with confirmed transmission and receipt, (c) two days after deposit with a nationally-recognized courier or overnight service such as Federal Express, or (d) five days after mailing via certified mail, return receipt requested.  All notices not delivered personally or by facsimile will be sent with postage and other charges prepaid and properly addressed to the party to be notified at the address set forth for such party:

If to Depositor:

America Capital Energy Corporation
Chrysler Building
405 Lexington Ave., 65th Floor
New York, NY  10174
Phone: (212) 983-8316
Facsimile: (212) 983-8315
Attention: Richard B. Williams
                   Senior Vice President, Finance

with a copy to (which does not constitute notice):

Kane, Russell, Coleman & Logan P.C.
1601 Elm Street, Suite 3700
Dallas, TX  75201
Phone: (214) 777-4260
Facsimile: (214) 777-4299
Attention: Patrick Stark

If to the Company:

Crimson Exploration Inc.
717 Texas Avenue
Suite 2900
Houston, Texas 77002
Phone: (713) 236-7575
Facsimile: (713) 236-4575
Attention: E. Joseph Grady
                   Senior Vice President
                   & Chief Financial Officer

with a copy to (which does not constitute notice):

Vinson & Elkins LLP
1001 Fannin Street Suite 3300
Houston, TX  77002
Phone: (713) 758-4592
Facsimile: (713) 615-5531
Attention:  T. Mark Kelly

Any party hereto (and such party’s permitted assigns) may change such party’s address for receipt of future notices hereunder by giving written notice to the Company and the other parties hereto.

                                                                                Section 7.07 Governing Law.  This Agreement and the performance of the transactions and the obligations of the parties hereunder will be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to any choice of law principles. Subject to Section 7.05, all actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Texas state or federal court sitting in Harris County, Texas.  The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in Harris County, Texas for the purpose of any action or proceeding arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action or proceeding is brought in an inconvenient forum, that the venue of the action or proceeding is improper, or that this Agreement or the transactions may not be enforced in or by any of the above-named courts. Nothing in this Agreement shall affect the right to serve process in any other manner permitted by law.

                                                                                Section 7.08 Entire Agreement.  This Agreement, together with the certificates, documents, instruments and writings that are delivered pursuant hereto and each Transaction Document, constitutes the entire agreement and understanding of the parties hereto in respect of its subject matters and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

                                                                                Section 7.09 Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

                                                                                Section 7.10 Amendments and Waivers.  This Agreement may not be amended or modified, and no provisions hereof may be waived, without the written consent of the Company and Purchaser.  No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

                                                                                Section 7.11 Successors and Assigns.  This Agreement and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns and legal representatives.

                                                                                Section 7.12 Severability.  The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision hereof will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any party or to any circumstance, is adjudged by a court, governmental body or arbitrator not to be enforceable in accordance with its terms, the parties hereto agree that the court, governmental body, or arbitrator making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

                                                                                Section 7.13 Titles and Subtitles.  The article and section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

                                                                                Section 7.14 Adjustments for Stock Splits, Etc..  Wherever in this Agreement there is a reference to a specific number of shares of Common Stock of any class or series, then, upon the occurrence of any subdivision, combination or stock dividend of such class or series of Common Stock, the specific number of shares so referenced in this Agreement will automatically be proportionally adjusted to reflect the effect of such subdivision, combination or stock dividend on the outstanding shares of such class or series of Common Stock.

                                                                                Section 7.15 Aggregation of Stock.  All shares held or acquired by an Affiliate will be aggregated together for the purpose of determining the availability of any rights under this Agreement.

                                                                                Section 7.16 Construction.  The parties hereto have jointly participated in the negotiation and drafting of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party hereto because of the authorship of any provision of this Agreement.  Any reference to any federal, state, local or foreign law will also be deemed to refer to such law as amended and all rules and regulations promulgated thereunder, unless the context otherwise requires.  The words “include,” “includes” and “including” will be deemed to be followed by “without limitation.”  Pronouns in masculine, feminine and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires.  The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.  The parties hereto intend that each representation, warranty and covenant contained herein will have independent significance.  If any party hereto has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party has breached, will not detract from or mitigate the fact that such party is in breach of the first representation, warranty or covenant.

                                                                                Section 7.17 Remedies.  The parties hereto shall have all remedies for breach of this Agreement available to them as provided by law or equity; provided, however, that the indemnification provisions in Article VII shall be the parties’ exclusive remedy with respect to a breach of a representation or warranty in this Agreement.

                                                                                Section 7.18 Assignment.  Neither the Company nor Purchaser may assign or transfer any of its rights or obligations hereunder (including by operation of law or otherwise) except with the prior written consent of Purchaser (in the case of the Company) or the Company (in the case of Purchaser), as applicable; provided, however, that Purchaser shall have the right to assign its rights or obligations hereunder to Parent without the consent of the Company.

                                                                                Section 7.19 Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Affiliate” means, with respect to any Person, (i) any other Person of which securities or other ownership interests representing more than 10% of the voting interests are, at the time such determination is being made, owned, Controlled or held, directly or indirectly, by such Person, or (ii) any other Person which, at the time such determination is being made, is Controlling, Controlled by or under common Control with, such Person. As used herein.

“Agreement” has the meaning set forth in the preamble hereto.

 “Audited Balance Sheet Date” has the meaning set forth in Section 2.07.

“Business Day” means any date that is not a Saturday or Sunday or other day on which banks are required or authorized by law to be closed in the city of Houston, Texas.

“Bylaws” has the meaning set forth in Section 2.02.

“Charter” has the meaning set forth in Section 2.02.

“Closing” has the meaning set for in Section 1.02(a).

“Closing Date” has the meaning set for in Section 1.02(a).

“Code” has the meaning set forth in Section 2.18.

“Company” has the meaning set forth in the preamble hereto.

“Common Shares” has the meaning set forth in the Section 1.01(a).

“Common Stock” has the meaning set forth in the recitals hereto.

“Company SEC Documents” has the meaning set forth in Section 2.06.

“Confidential Information” shall have the meaning set forth in Section 4.01.

“Control”, whether used as a noun or verb, refers to the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of a Person, whether through the ownership of voting securities or otherwise.

“Deposit Agreement” has the meaning set forth in Section 1.02(a).

“Disputes” shall have the meaning set forth in Section 7.05.

“D Shares” has the meaning set forth in Section 2.02.

“E Shares” has the meaning set forth in Section 2.02.

“Environmental Laws” has the meaning set forth in Section 2.17.

“ERISA” has the meaning set forth in Section 2.18.

“Exercise Period” has the meaning set forth in Section 1.01(b).

“Exchange Act” has the meaning set forth in Section 2.06.

“Financial Statements” has the meaning set forth in Section 2.06.

“GAAP” has the meaning set forth in Section 2.06.

“G Shares” has the meaning set forth in Section 2.02.

“Governmental Entity” means any (i) region, state, county, municipality, city, town, village, district, foreign or other jurisdiction, (ii) federal, state, local, municipal, foreign or other government, (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, self-regulatory organization or other entity and any court or other tribunal), (iv) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power of any nature or (v) official of any of the foregoing.

“Hazardous Substances” has the meaning set forth in Section 2.17.

“H Shares” has the meaning set forth in Section 2.02.

“Indemnified Parties” has the meaning set forth in Section 6.02.

“Intellectual Property” has the meaning set forth in Section 2.10.

 “Lien” means a mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or otherwise, including any lien for taxes), security interest, preference, participation interest, priority or security agreement or preferential arrangement of any kind or nature whatsoever, including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing and the filing of any document under the law of any applicable jurisdiction to evidence any of the foregoing.

“Losses” shall have the meaning set forth in Section 6.02.

“Material Adverse Change” means a material adverse change in the business, operations, assets, liabilities, properties, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole, it being understood that none of the following alone or in combination shall be deemed, in and of itself, to constitute a Material Adverse Change:  (i) changes attributable to the public announcement or pendency of the transactions contemplated hereby or compliance with this Agreement, (ii) changes in general United States or foreign economic, financial or geopolitical conditions or events in general, (iii) changes in U.S. GAAP, (iv) changes in interest rates, (v) changes in the capital markets, (vi) changes in the Company’s and its Subsidiaries’ industries in general, (vii) military conflicts or acts of foreign or domestic terrorism or (viii) (a) the seasonality of the Company’s business or (b) the failure, in and of itself, of the Company to meet any expected or projected financial or operating performance target disclosed to Purchaser prior to the date of this Agreement as well as any change, in and of itself, by the Company in any expected or projected financial or operating performance target as compared with any target disclosed to Purchaser prior to the date of this Agreement; provided, however, that any change, effect, development, event or occurrence described in each of clauses (iii), (vi) and (viii)(a) above shall not constitute or give rise to a Material Adverse Change only if and to the extent that such change, effect, development, event or occurrence does not have a disproportionate effect on such Person and its Subsidiaries as compared to other Persons in the oil and gas industry and provided further that the facts, circumstances or events underlying the change or failure in clause (viii)(b) above shall not be excluded to the extent such facts, circumstances or events would otherwise constitute a Material Adverse Change.

“Oil and Gas Properties” has the meaning set forth in Section 2.19.

“Option” has the meaning set forth in the recitals hereto.

“Option Agreement” has the meaning set forth in Section 5.01(c).

“Parent” means Shanghai Zhong Rong Property Group, Ltd., a company organized under the laws of the People’s Republic of China.

“Permitted Encumbrances” means:

(i) Third-party consents to assignment of leases and contracts and preferential purchase rights which are customary in the oil and gas business;

(ii) Liens for taxes or assessments or other governmental charges or levies not yet delinquent or, if delinquent, that are being contested in good faith in the normal course of business (which are not applicable to the transactions contemplated in the Transaction Documents);

(iii) All rights to consent by, required notices to, filings with, or other actions by federal, state, local governmental entities or tribal entities in connection with the sale or conveyance of the Oil and Gas Properties if the same are customarily required in the oil and gas business;

(iv) Rights of reassignment upon the surrender or expiration of any lease;

(v) Easements, rights-of-way, servitudes, permits, conditions, covenants, exceptions, reservations, surface leases and other rights with respect to surface operations, pipelines, grazing,

logging, canals, ditches, reservoirs or the like, and easements for streets, alleys, highways, pipelines, telephone lines, power lines, railway and other easements and rights of way, on, over or in respect of any of the properties or any restriction on access thereto and that do not materially interfere with the ownership, operation or value of the affected property for the purposes of exploration and production of oil and gas;

(vi) Landlord’s Liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like liens arising by operation of law in the ordinary course of business consistent with past practice or incident to the exploration, development, construction, operation and maintenance of Oil and Gas Properties consistent with past practice each of which is in respect of obligations that are not delinquent or which are being contested in good faith by appropriate proceedings;

(vii) Rights reserved to or vested in any municipality or governmental, statutory, public or tribal authority to control or regulate any of the Oil and Gas Properties in any manner; and all applicable laws, rules, regulations and orders of general applicability in the area which do not materially interfere with the ownership, operation or value of the affected property for the purposes of exploration and production of oil and gas;

(viii) Liens arising under operating agreements, unitization and pooling agreements and production sales contracts containing terms and conditions customary in the industry securing amounts not yet due or, if due, being contested in good faith in the ordinary course of business;

(ix) Statutory liens securing the payment of production proceeds to Persons entitled thereto not yet due or if due, being contested in good faith in the ordinary course of business;

(x) Such other defects or irregularities in the title to the Oil and Gas Properties that would be considered not material by a Person engaged in the business of acquiring, ownership or operation of oil and gas properties in accordance with generally accepted industry standards;

(xi) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate proceedings;

(xii) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution; and

(xiii) Any indenture, mortgage, loan, note, credit, sale-leaseback or similar agreement for borrowed money to which the Company or its assets are subject (whether the Company or any of its Subsidiaries is the borrower or lender) and all security agreements or similar agreements associated therewith, in each case relating to any financing arrangement disclosed in the Company SEC Documents.

“Person” means an individual, corporation, trust, partnership, limited liability company, joint venture, unincorporated organization, government body or any agency or political subdivision thereof, or any other entity.

“Preferred Shares” has the meaning set forth in Section 1.01(a).

“Preferred Stock” has the meaning set forth in the recitals hereto.

“Premises” has the meaning set forth in Section 2.17.

“Purchase Price” has the meaning set forth in Section 1.01.

“Purchaser” has the meaning set forth in the preamble hereto.

“Purchaser Indemnified Parties” has the meaning set forth in Section 6.02(b).

“SEC” has the meaning set forth in Section 2.06.

 “Securities Act” has the meaning set forth in Section 2.05(b).

“Subsidiary” means, as to the Company, any Person of which more than 50% of the outstanding voting power of such Person (irrespective of whether or not at the time stock of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly controlled by the Company, or by one or more of its subsidiaries, or by the Company and one or more of its subsidiaries.

“Transaction Documents” means this Agreement and the Deposit Agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Company and Purchaser have executed this Agreement as of the day and year first above written.

COMPANY:	CRIMSON EXPLORATION INC.

	By:	/s/ Allan D. Keel
	Name:	Allan D. Keel
	Title:	President & Chief Executive Officer

PURCHASER:	AMERICA CAPITAL ENERGY CORPORATION

	By:	/s/ Ni Zhaoxing
	Name:	Ni Zhaoxing
	Title:	Chairman and Chief Executive Officer

Signature Page to Subscription Agreement

EXHIBIT A

TERMS OF PREFERRED STOCK

1.	Economic and Voting Rights
The Preferred Stock will provide for economic and voting rights identical to the Common Stock on an as-converted basis and will vote as a single class with the Common Stock, except as otherwise provided by law. The Preferred Stock will be entitled only to such dividends as may be declared on the Common Stock and shall not have any preference in dividends or in liquidation and will rank pari passu in liquidation with the Common Stock on an as-converted basis.

2.	Director Designation Rights
Holders of a majority of the issued and outstanding shares of the Preferred Stock will provide a holder thereof with the right to designate and appoint a director to serve on the Company’s Board of Directors to serve until the Company’s next annual meeting of shareholders, and thereafter if such director may be nominated and elected by the stockholders of the Company.

3.	Conversion
Each share of Preferred Stock will convert on a one-for-one basis into a share of the Common Stock.

All of the outstanding shares of Preferred Stock will automatically convert to an equivalent number of shares of Common Stock upon the earlier of (i) the exercise of the Preferred Stock holder’s right to designate and appoint a director to serve on the Company’s Board of Directors pursuant to the terms thereof and (ii) December 31, 2010.

4.	Transferability
The Preferred Stock will not be transferable by a holder, provided, however, that Purchaser as holder shall have the right to assign its rights or obligations hereunder to Parent without the consent of the Company.

Exhibit A-1

EXHIBIT B

REGISTRATION RIGHTS

1.	Registrable Securities
The Common Shares (and the shares of Common Stock issuable upon conversion of the Preferred Stock) will constitute “Registrable Securities” for so long as Purchaser (i) owns at least 10% of the issued and outstanding shares of the Company’s Common Stock and (ii) a director that is an officer or director of Purchaser or an Affiliate of Purchaser serves on the Board.  The Common Shares will also cease to be “Registrable Securities” under customary circumstances, including when the Common Shares are sold pursuant to an effective registration statement or pursuant to Rule 144 and when the Common Shares cease to be outstanding.

2.	Demand Rights
Purchaser will be entitled to exercise two demand rights with respect to registration of the Common Shares.  Subject to the priority provisions and exceptions to its obligations, the Company will be obligated to effect the registration of the Common Shares as soon as reasonably practicable upon receipt of a demand request.

The Company will be entitled to defer the registration of the Common Shares pursuant to a demand request for a period of 60 days once in a 12-month period if the Board determines in good faith that filing the registration statement would be seriously detrimental to the Company or would materially and adversely affect a prospective or pending material transaction.

3.	Piggyback Rights
Subject to the priority provisions, Purchaser will be entitled to piggyback rights with respect to any registration statement the Company proposes to file, with customary exceptions including registration statements on Form S-4 and Form S-8.

4.	Lock-up Period
Purchaser will not be entitled to exercise its registration rights until the one year anniversary of the Closing under the Subscription Agreement.  In addition, in the event of any underwritten public offering of Common Stock by the Company, Purchaser shall agree to execute and deliver customary lock-up agreements for the same post-offering period as may apply to executive officers and directors of the Company.

Exhibit B-1

5.	Blackout Period
As an insider, Purchaser will be subject to restrictions on sales of the Common Shares during blackout periods imposed by the Company as a result of material information or developments known to the Company and not yet known to the public.

7.	Priority
If the managing underwriter of an underwritten public offering determines that the inclusion of all registrable securities in the registration statement will materially and adversely interfere with the marketing of the offering, the Company and OCM GW Holdings, LLC (“Oaktree”) will be entitled to priority over the rights of Purchaser to include the Common Shares in such registration statement.  Purchaser will acknowledge the priority rights of Oaktree in the definitive registration rights agreement that includes these provisions.

8.	Expenses
Purchaser will be responsible for costs and expenses incurred by Purchaser and the Company as a result of the exercise of its demand rights.  Purchaser will be responsible for its own direct costs (e.g., registration fees and any underwriting discount) in connection with the exercise of its piggyback rights.

9.	Transferability
Purchaser will be entitled to transfer its registration rights to any of its affiliates if the transfer is in accordance with applicable securities laws and prior written notice is provided to the Company.

Exhibit B-2